                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                        FAIRVIEW ENERGY CORPORATION, INC.

     I, Barry Cinnamon hereby certify that:

     1. I am the President, Chief Executive Officer and Secretary of Fairview
Energy Corporation, Inc., a Delaware corporation (the "Corporation");

     2. The name of the Corporation is Fairview Energy Corporation, Inc. and the
original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 29, 2005;

     3. Pursuant to Sections 228 and 242 of the General Corporation Law of the
State of Delaware, the amendment to the Corporation's Certificate of
Incorporation set forth below was approved by the Corporation's Board of
Directors and was consented to by the holders of the issued and outstanding shares entitled to vote thereon;

     4. That Article I of the Certificate of Incorporation of this corporation is amended in its entirety to read as follows:

               "FIRST: The name of this corporation is Akeena Solar, Inc."

          I, THE UNDERSIGNED, being the President, Chief Executive Officer and
Secretary of Fairview Energy Corporation, Inc., for the purpose of amending and restating the Certificate of Incorporation pursuant to the General Corporation
Law of the State of Delaware, do make this certificate, herein declaring and certifying that I have read the foregoing certificate and know the contents thereof and that the same is true of my knowledge, and accordingly have hereunto set my hand this 11th day of August, 2006.

                                        /s/ Barry Cinnamon
                                        ----------------------------------------
                                        Barry Cinnamon
                                        President, Chief Executive Officer and
                                        Secretary